EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”), dated January 25, 2008, by and among Accipiter Life Sciences Fund, LP, a Delaware limited partnership, Accipiter Life Sciences Fund II, LP, a Delaware limited partnership, Accipiter Life Sciences Fund (Offshore), Ltd., a Cayman Islands company, Accipiter Life Sciences Fund II (Offshore), Ltd., a Cayman Islands company, Accipiter Life Sciences Fund II (QP), LP, a Delaware limited partnership, Accipiter Capital Management, LLC, a Delaware limited liability company, Candens Capital, LLC, a Delaware limited liability company, Gabe Hoffman (collectively, “Accipiter”), Eugene I. Davis, Earl P. Holland, (each of Mr. Davis and Mr. Holland, as well as any individuals appointed as their substitutes or successors pursuant to Section 3.3(a) of this Agreement, an “Accipiter Nominee” and together, the “Accipiter Nominees”) and Rural/Metro Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Accipiter is the beneficial owner of 3,701,647 shares of common stock, $.01 par value, of the Company (the “Common Stock”), or approximately 14.96% of the Common Stock issued and outstanding;

WHEREAS, on October 4, 2007, Accipiter delivered to the Company a notice of intention to nominate persons for election as directors indicating that Accipiter planned to seek representation on the Company’s Board of Directors (the “Rural Board”) by nominating certain individuals for election as directors at the 2007 annual meeting of stockholders of the Company (the “Annual Meeting”) currently scheduled to be held on March 13, 2008, as set forth herein;

WHEREAS, on December 21, 2007, Accipiter filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (“SEC”) with respect to the solicitation of proxies to be used at the Annual Meeting to elect Accipiter’s nominees as members of the Rural Board (the “Proposed Solicitation”);

WHEREAS, Accipiter and the Company have determined that the best interests of Accipiter and the Company would be served by Accipiter not engaging in a solicitation of proxies for the election of Accipiter’s nominees in opposition to the nominees of the Rural Board, and the other arrangements set forth herein;

NOW, THEREFORE, in consideration of the promises, mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1. Representations and Warranties of the Company.

The Company hereby represents, warrants and agrees that (a) it has full legal right, power and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate actions, and (c) this Agreement constitutes valid, legal and binding obligations of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other laws now or hereafter in effect. Except as set forth in Section 3.4, the performance of the terms of this Agreement shall not conflict with, constitute a violation of, or require any notice or consent under, the Certificate of Incorporation or Bylaws of the Company or any agreement or instrument to which the Company is a party or by which the Company is bound, and shall not require any consent, approval or notice under any provision of any judgment, order, decree, statute, rule or regulation applicable to the Company. Neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company other than as expressly set forth in this Section 1.

Section 2. Representations and Warranties of Accipiter and the Accipiter Nominees.

(a)	Accipiter hereby represents, warrants and agrees that (a) it has full legal right, power and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement, and the consummation by Accipiter of the transactions contemplated hereby have been duly authorized by all necessary corporate and limited partnership actions, and (c) this Agreement constitutes valid, legal and binding obligations of Accipiter, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other laws now or hereafter in effect. The performance of the terms of this Agreement shall not conflict with, constitute a violation of, or require any notice or consent under, the organizational documents of Accipiter or any agreement or instrument to which Accipiter is a party or by which Accipiter is bound, and shall not require any consent, approval or notice under any provision of any judgment, order, decree, statute, rule or regulation applicable to Accipiter.

(b)	Each of the Accipiter Nominees hereby severally, but not jointly, represents, warrants and agrees that (a) he has full legal right, power and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated hereby, and (b) this Agreement constitutes valid, legal and binding obligations of such Accipiter Nominee, enforceable against him in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other laws now or hereafter in effect. The performance of the terms of this Agreement shall not conflict with, constitute a violation of, or require any notice or consent under, any agreement or instrument to which such Accipiter Nominee is a party or by which such Accipiter Nominee is bound, and shall not require any consent, approval or notice under any provision of any judgment, order, decree, statute, rule or regulation applicable to such Accipiter Nominee.

(c)	Neither Accipiter nor any Accipiter Nominee nor any other person makes any other express or implied representation or warranty on behalf of Accipiter or any Accipiter Nominee other than as expressly set forth in this Section 2.

Section 3. Board Composition; Corporate Governance and Stockholder Rights; Compensation; Standstill.

3.1 Board Composition Prior to Annual Meeting

As soon as practicable following the execution of this Agreement and prior to the Annual Meeting, the Rural Board will take the necessary action to effectuate the following:

(a)	Subject to the provisions of Section 3.7(b), effective on the date of the Annual Meeting, the number of directors constituting the Rural Board will be increased to nine (9), and the Rural Board will appoint Eugene Davis to serve as a Class III director and Christopher S. Shackelton (the “Rural Nominee”) to serve as a Class II director to fill the vacancies on the Rural Board created by such increase for the balance of the respective terms of such classes.

(b)	The Rural Board will accept the decision of Mary Anne Carpenter to retire from the Rural Board upon the conclusion of her current term (such decision to retire and not seek re-election is reflected in the executed notification attached hereto as Exhibit A), and cause Earl P. Holland to be included in the Company’s slate of Class I director nominees for election to the Rural Board in the Company’s proxy statement prepared in connection with the Annual Meeting. Should Mr. Holland be unable to serve as a nominee, Accipiter shall have the right to designate a substitute subject to approval by the Nominating and Corporate Governance Committee, which approval shall not be unreasonably withheld.

(c)	The Rural Board will appoint at least one Accipiter Nominee to serve on each committee of the Rural Board, subject to the satisfaction of any qualifications for such service required pursuant to applicable law or regulation or by any national securities exchange or automated securities quotation system on which any securities of the Company are traded. Specifically, the Company shall cause the Rural Board to appoint Eugene I. Davis and Earl P. Holland to the Audit Committee and the Compensation Committee, respectively, with remaining committee appointments to be determined as soon as practicable following the date of this Agreement.

(d)	The Rural Board will eliminate the position of Vice Chairman of the Rural Board.

3.2 Board Composition Following Annual Meeting

Following the Annual Meeting and no later than the applicable deadline set forth below, the Rural Board will take the necessary action to effectuate the following:

(a)	The Rural Board has obtained the commitment of Cor J. Clement, Sr. to remain as Chairman of the Board for a transition period through and including June 30, 2008 and to retire from the Rural Board effective as of such date (as reflected in the executed notification attached hereto as Exhibit B).

(b)	The Rural Board will cause the number of directors constituting the Rural Board as of July 1, 2008 to be fixed at a maximum of eight (8) until the annual meeting of stockholders of the Company first following the end of the Company’s fiscal year ending on June 30, 2008 (the “2008 Annual Meeting”), and will identify a new Chairman of the Rural Board, who is a resident of the United States of America, as soon as practicable, whose appointment shall be effective following the transition period described in Section 3.2(a).

(c)	Louis G. Jekel will not be re-nominated for re-election and his service as a director of the Company will end as of the date of the 2008 Annual Meeting.

(d)	Effective as of the date of the 2008 Annual Meeting, the Rural Board will cause the number of directors constituting the Rural Board to be fixed at a maximum of seven (7). This agreement as to the size of the Rural Board shall remain in effect until the one-year anniversary of the expiration of the Standstill Period, at which time it will have no further force or effect.

(e)	Cause Christopher S. Shackelton to be included in the Company’s slate of Class II director nominees for election to the Rural Board in the Company’s proxy statement prepared in connection with the 2008 Annual Meeting. Should Mr. Shackelton decline to stand for re-election, the Rural Board shall have the right to designate an individual approved by Accipiter (which approval may not be unreasonably withheld) subject to approval by the Nominating and Corporate Governance Committee, which approval shall not be unreasonably withheld.

(f)	The Rural Board will appoint at least one Accipiter Nominee to serve on each committee of the Rural Board formed after the appointment of the Accipiter Nominees to the Rural Board, subject to the satisfaction of any qualifications for such service required pursuant to applicable law or regulation or by any national securities exchange or automated securities quotation system on which any securities of the Company are traded. This Section 3.2(e) will terminate upon the last to expire of the initial terms of service on the Rural Board of the Accipiter Nominees.

3.3 Vacancies

(a)	In the event a vacancy occurs such that one of the Accipiter Nominees no longer serves on the Rural Board, Accipiter will have the right to designate an individual for appointment as a successor to hold office for the unexpired term of the Accipiter Nominee whose position is vacant, subject to approval by the Nominating and Corporate Governance Committee, which approval may not be unreasonably withheld. Designation of a successor pursuant to this Section 3.3(a) shall be made by written notice delivered to the Company pursuant to Section 4.14 hereof. Accipiter will have the right to appoint a successor to an Accipiter Nominee pursuant to this Section 3.3(a) only if the vacancy occurs during the initial term of service on the Rural Board of such Accipiter Nominee, and then only if at the time of such vacancy Accipiter beneficially owns at least 2,473,910 shares of the Common Stock (as adjusted for any stock splits, recapitalizations or similar transactions after the date of this Agreement).

(b)	In the event a vacancy occurs such that the Rural Nominee no longer serves on the Rural Board, the Rural Board will have the right to designate an individual who is (i) approved by Accipiter (which approval may not be unreasonably withheld), and (ii) deemed qualified by the Nominating and Corporate Governance Committee of the Rural Board, for appointment as a successor to the Rural Nominee, to hold office for the unexpired term of the Rural Nominee. Accipiter will have the right to approve a successor to the Rural Nominee pursuant to this Section 3.3(b) only if the vacancy occurs during the initial terms of service on the Rural Board of the Accipiter Nominees, and then only if at the time of such vacancy Accipiter beneficially owns at least 2,473,910 shares of the Common Stock (as adjusted for any stock splits, recapitalizations or similar transactions after the date of this Agreement).

3.4 Corporate Governance and Stockholder Rights

As soon as practicable following the execution of this Agreement and prior to the Annual Meeting (except as set forth in Sections 3.4(d)-(e) below), the Rural Board will take the necessary action (including adopting amendments to the Certificate of Incorporation and Bylaws of the Company, if necessary, and recommending that stockholders approve such amendments, if such approval is required) to effectuate the following:

(a)	Allow special meetings of the stockholders of the Company to be called upon written request to the secretary of the Company of holders of 35% of the voting power of the issued and outstanding shares of Common Stock.

(b)	From the date of this Agreement until the earlier of (i) the day before the 2008 Annual Meeting, or (ii) the date that is 15 months following the date of this Agreement, allow special meetings of the stockholders of the Company to be called upon written request to the secretary of the Company by three members of the Rural Board. Pursuant to the Company’s Bylaws, special meetings of the stockholders of the Company may always be called by the Chairman of the Rural Board or a majority of the members of the Rural Board.

(c)	Prohibit the Rural Board from amending the Company’s Bylaws in any manner without stockholder approval, except for non-material amendments or those required by applicable law or regulation or by any national securities exchange or automated securities quotation system on which any securities of the Company are traded.

(d)	Evaluate all supermajority stockholder voting provisions of the Company’s Certificate of Incorporation and Bylaws and ratify, alter or remove each such supermajority provision by the vote of no less than 75% of the members of the Rural Board, with such review to be completed following the Annual Meeting and prior to the Company’s filing with the SEC of its preliminary proxy statement, if so required, and if not so required, its definitive proxy statement, in respect of the 2008 Annual Meeting.

(e)	Notwithstanding the provisions of Section 3.5, the Company shall cause the Rural Board to begin a review of the Company’s “poison pill” as soon as practicable following the end of the fiscal year ending June 30, 2008, with such review to be completed prior to the Company’s filing with the SEC of its preliminary proxy statement, if so required, and if not so required, its definitive proxy statement, in respect of the 2008 Annual Meeting.

3.5 Poison Pill. In the event that the Company and its advisors determine an “ownership change” of the Company has occurred within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), (a) the Company will increase its “poison pill” threshold to 33% as promptly as practicable and (b) the Company will report such event in the annual report on Form 10-K or quarterly report on Form 10-Q that the Company first files with the SEC following such event. In addition, the Company confirms that it will continue to provide disclosure to investors relating to Section 382, including the risks surrounding Section 382 and the potential inability of the Company to realize the benefits of its net operating loss carry-forwards upon an ownership change, all in accordance with generally accepted accounting principles in the United States.

3.6 Compensation

No later than the applicable deadline set forth below, the Rural Board will take the necessary action to effectuate the following:

(a)	As previously publicly announced by the Company, finalize its ongoing project to establish an equity incentive compensation plan for senior management, directors and employees based upon advice of the independent, nationally recognized compensation consulting firm previously engaged by the Company. Such plan shall be for a term of ten (10) years, unless earlier terminated by the Rural Board in accordance with the terms thereof and the aggregate number of shares of Common Stock that may be issued pursuant thereto shall not exceed one million (1,000,000) shares (as adjusted for any stock splits, recapitalizations or similar transactions after the date of this Agreement).

(b)	Finalize stock ownership guidelines for directors to be achieved over a multi-year period, with no less than half the first year’s pro-rated stock ownership total to be purchased in the open market.

(c)	As previously determined by the Compensation Committee of the Rural Board and communicated to Accipiter, restrict the Company’s current Chief Executive Officer (“CEO”) from receiving any equity-based compensation under any new incentive plan of the Company unless such CEO’s current all-cash compensation agreements are amended to conform to industry comparables.

(d)	Disclose the comparable companies used to determine executive compensation in the Company’s public filings in accordance with applicable rules.

3.7 Annual Meeting.

(a)	Without Accipiter’s prior written consent, the only matters that the Rural Board shall propose and recommend to its stockholders for approval at the Annual Meeting shall be the election of directors, amendment of the Second Restated Certificate of Incorporation of the Company consistent with the provisions of Section 3.4, and the adoption of an equity-based compensation plan that conforms to the description set forth in Section 3.6(a), each as provided herein, and the ratification of the appointment of the Company’s independent registered public accounting firm.

(b)

The Company shall use reasonable efforts to hold the Annual Meeting on March 27, 2008; provided, however, that if the Company does not deliver to Broadridge Financial Services (“Broadridge”) by the close of business on February 28, 2008 all proxy materials in connection with the Annual Meeting for mailing to all shareholders of the Company who hold their shares of common stock in “street name” as of the Record Date, the Company shall promptly re-schedule the Annual Meeting to be held on such date that is not less than 30 nor more than 40 calendar days after Broadridge receives such proxy materials and publicly announce the date of such re-scheduled Annual Meeting. To the extent the Annual Meeting is scheduled to be held on a date after April 1, 2008, the Rural Board shall be increased to nine and Messrs. Davis (as a Class III director) and Shackelton (as a Class II director) shall be appointed to fill the new vacancies thus created. If Mr. Davis declines to accept such appointment, the provisions of Section 3.3(a) shall apply, and if Mr. Shackelton declines to accept such appointment, the provisions of Section 3.3(b) shall apply. The Company shall use reasonable efforts to take all actions necessary to enable it to hold the Annual Meeting on March 27, 2008 or as soon as practicable thereafter in accordance with the provisions of this Section 3.7 by, among other things, filing proxy materials with the SEC and responding to any comments thereto by the staff of the Division of Corporation Finance of the SEC as soon as practicable.

(c)	The Rural Board shall take the necessary action to (i) cause the Company’s slate of director nominees for election at the Annual Meeting to be composed of Messrs. Jack E. Brucker, Conrad A. Conrad and Earl P. Holland (the “Class I Slate”), (ii) publicly recommend and solicit proxies for the election of the Class I Slate and the other Annual Meeting proposals, as described in Section 3.7(a) above, and (iii) retain a nationally-recognized proxy solicitation firm to assist with such solicitation of proxies.

(d)	The Company shall use its reasonable efforts to cause the current members of the Rural Board and their Affiliates and Associates to (i) vote all shares of Common Stock which they are entitled to vote at the Annual Meeting in favor of the election of each of the members of the Class I Slate and (ii) refrain from revoking such votes in any manner. For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

3.8 Standstill

Accipiter, on behalf of itself, and solely with respect to Section 3.8(c), each of the Accipiter Nominees, severally but not jointly and solely on behalf of himself, hereby covenants as follows:

(a)	Accipiter Life Sciences Fund, LP hereby withdraws its letter to the Company dated October 3, 2007 nominating the Accipiter Nominees and another individual as directors for election to the Rural Board at the Annual Meeting.

(b)	Accipiter shall, on the date hereof, terminate the Proposed Solicitation and, within one business day of the date hereof, send a letter to the staff of the Division of Corporation Finance of the SEC that (i) states that its nominees have been withdrawn pursuant to Section 3.8(a) hereof, and (ii) withdraws the Preliminary Proxy Statement.

(c)	For a period commencing upon the date hereof and ending on the earlier of (i) the date that is thirty (30) days after the one-year anniversary date of the Annual Meeting or (ii) March 31, 2009 (such period, the “Standstill Period”), neither Accipiter nor any of its members or any of their affiliates (including the Accipiter Nominees), without the prior written consent of the Rural Board, will, directly or indirectly (i) effect, seek, offer, engage in, propose or cause or participate in any “solicitation” of “proxies” (as such terms are defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), relating to the election of directors of the Company at the Annual Meeting or the 2008 Annual Meeting in opposition to the Company, (ii) submit any nomination of an individual for election to the Rural Board (other than pursuant to this Agreement) or any other proposal for consideration at any annual or special meeting of the stockholders of the Company (including pursuant to Rule 14a-8 promulgated under the Exchange Act), (iii) otherwise engage in any course of conduct with the purpose of causing other stockholders of the Company to vote contrary to the recommendation of the Rural Board on the election of directors or any matter described in Section 3.7 that is presented for a vote at the Annual Meeting; (iv) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of the Company or the Rural Board; (v) seek to advise or influence any person with respect to the voting of any securities of the Company on the election of directors or any matter described in Section 3.7 that is presented for a vote at the Annual Meeting (provided that this Section 3.8(c)(v) shall not limit Accipiter from providing information to third parties in a neutral manner regarding the Company and the industry in which it participates), (vi) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company (other than a “group” that exists as of the date of this Agreement), and (vii) enter into any discussions, negotiations, arrangements or understandings with any person other than the Company with respect to any of the foregoing, advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing or announce any plan or proposal to take any action with respect to any of the foregoing; provided that clause (iv) shall not limit Accipiter from non-public communications with the Board and further shall not apply to actions taken by an Accipiter Nominee while serving as a member of the Rural Board and in his capacity as such.

(d)	During the Standstill Period, Accipiter shall not call for a special meeting of the stockholders of the Company.

(e)	Accipiter shall cause all Common Stock beneficially owned by Accipiter to be present at the Annual Meeting and the 2008 Annual Meeting for the purposes of establishing quorum and to be voted (i) for the director nominees recommended by the Rural Board for election at the Annual Meeting and the 2008 Annual Meeting (provided such nominations do not constitute a violation of this Agreement), and (ii) in accordance with the recommendations of the Rural Board on the proposals to be presented at the Annual Meeting as referenced in Section 3.7. No later than five business days prior to each such meeting of stockholders, Accipiter shall cause all Common Stock beneficially owned by Accipiter to be voted in accordance with this Section 3.8(e).

Section 4. Miscellaneous.

4.1 Covenant Not to Sue. Accipiter and the Accipiter Nominees and each of its and their Associates and Affiliates, on the one hand, and the Company and its directors and each of its and their Associates and Affiliates, on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action relating to any acts or omissions in connection with the Annual Meeting, including without limitation, the nomination or election of directors, the solicitation of proxies or any acts or filings in connection therewith; provided, however, that neither party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement.

4.2 Company Release. The Company, on behalf of itself, its directors, officers, employees, representatives and agents (collectively, the “Company Releasors”), does hereby, fully and forever, release and discharge Accipiter, its partners, members, directors, officers, employees, attorneys, representatives and agents, including, without limitation, the Accipiter Nominees (collectively, the “Accipiter Releasees”) from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Company Releasors have, may have or might claim to have against the Accipiter Releasees through the date hereof.

4.3 Accipiter Release. Accipiter, on behalf of itself, its partners, members, directors, officers, employees, representatives and agents, and the Accipiter Nominees (collectively, the “Accipiter Releasors”) do hereby, fully and forever, release and discharge the Company, its directors, officers, employees, attorneys, representatives and agents (collectively, the “Company Releasees”) from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Accipiter Releasors have, may have or might claim to have against the Company Releasees through the date hereof.

4.4 Specific Performance. Accipiter, including the Accipiter Nominees, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that Accipiter, including the Accipiter Nominees, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity, nor shall such other party seek the posting of a bond as a condition for obtaining any such relief. An application for specific performance pursuant to this Section 4.4 shall not preclude the Moving Party from seeking other relief available at law or in equity.

4.5 Press Release. Promptly following the execution and delivery of this Agreement, the Company shall issue the press release attached hereto as Exhibit C (the “Press Release”). None of the parties hereto, including any individual member of the Rural Board (including the Accipiter Nominees), will make any public statements regarding the Annual Meeting (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 4.5.

4.6 Other Announcements.

(a)	In furtherance, and not in limitation, of Section 4.5, from the date of this Agreement through and until the Annual Meeting, none of the parties hereto shall make any public statement (including any statement in any filing with the SEC or any other governmental agency), nor make any private statement to any of the Company’s stockholders or potential stockholders, that is critical of or disparages this Agreement or any actions taken prior to the date hereof by any of the foregoing in connection with the Annual Meeting, except as and to the extent expressly permitted in clause 4.6(b) below.

(b)	Any statement otherwise prohibited by clause 4.6(a) may nevertheless be made without violating clause 4.6(a) if such statement is required by applicable law, rule or regulation (including any statement required by any filing with the SEC or any other governmental agency and any statement made in response to any inquiry under oath or in response to any inquiry by a governmental or regulatory authority) or is required to be made by the person seeking to make such statement in order to comply with such person’s fiduciary duties to the Company or its stockholders, in each case as reasonably determined by such person based on the advice of outside counsel and, to the extent practicable, upon reasonable prior written notice to the parties hereto of the nature of the statement and the basis pursuant to which it is required to be made.

4.7 Proxy Statement.

(a)	The Company agrees to provide Accipiter an opportunity to review and comment on the portions of all proxy materials to be filed by the Company in connection with the Annual Meeting containing statements relating to Accipiter, the Accipiter Nominees and this Agreement.

(b)	Accipiter agrees to provide to the Company, without unreasonable delay, true and complete information regarding each Accipiter Nominee required for inclusion in the Company’s proxy statement prepared in connection with the Annual Meeting.

4.8 No Waiver. Any waiver by either Accipiter or the Company of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

4.9 Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of and shall be enforceable by the successors and assigns of the parties hereto.

4.10 Survival of Representations. All representations and warranties made by the parties in this Agreement or pursuant hereto shall survive the execution of this Agreement.

4.11 Entire Agreement; Amendments. This Agreement and the Exhibits hereto contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. Notwithstanding the foregoing, nothing in this Agreement is intended to, nor shall be construed as, limiting or otherwise changing any of the duties and other obligations the Accipiter Nominees may have in their respective capacities as directors of the Company.

4.12 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

4.13 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.14 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and will be delivered by electronic transmission:

If to the Company:

Rural/Metro Corporation
9221 East Via De Ventura
Scottsdale, Arizona 85258
Attn: Corporate Secretary
Telecopy: (480) 606-3415
E-mail: Kristi_Ponczak@rmetro.com

With a copies to:

Feldman Brown Wala Hall & Agena, PLC
8765 East Bell Road, Suite 110
Scottsdale, AZ 85260
Attn: Paul Gales
Telecopy: (480) 444-1270
E-mail: pgales@phoenixlawgroup.com

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Raymond Gietz
Telecopy: (212) 310-8007
E-mail: raymond.gietz@weil.com

If to Accipiter:

Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022
Attn: Gabe Hoffman
Telecopy: (212) 705-8750)
E-mail: ghoffman@accipitercm.com

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, NY 10022
Attention: Steven Wolosky
Telecopy: (212) 451-2222
E-mail: swolosky@olshanlaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

4.15 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. The parties hereto agree to submit to the jurisdiction of any court of competent jurisdiction located in the State of Delaware to resolve any dispute relating to this Agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

4.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

4.17 No Admission. Nothing contained herein shall constitute an admission by any party hereto of liability or wrongdoing.

4.18 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed by their authorized representative, as of the day and year first above written.

ACCIPITER LIFE SCIENCES FUND, LP

By:	Candens Capital, LLC its general partner

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER LIFE SCIENCES FUND II, LP

By:	Candens Capital, LLC its general partner

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER LIFE SCIENCES FUND II (QP), LP

By:	Candens Capital, LLC its general partner

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.

By:	Accipiter Capital Management, LLC its investment manager

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.

By:	Accipiter Capital Management, LLC its investment manager

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER CAPITAL MANAGEMENT, LLC

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

CANDENS CAPITAL, LLC

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

/s/ Gabe Hoffman
GABE HOFFMAN

/s/ Eugene I. Davis
EUGENE I. DAVIS

/s/ Earl P. Holland
EARL P. HOLLAND

RURAL/METRO CORPORATION

By:	/s/ Henry G. Walker
Henry G. Walker, Vice Chair

EXHIBIT A

The undersigned hereby retires from service on the Board of Directors of Rural/Metro Corporation effective upon the conclusion of the term to which the undersigned has been elected.

/s/ Mary Anne Carpenter	January 22, 2008
Mary Anne Carpenter

EXHIBIT B

Cor J. Clement, Sr. hereby agrees to continue as Chairman of the Board of Directors of Rural/Metro Corporation through June 30, 2008, and retires from the Board effective June 30, 2008.

/s/ Cor J. Clement, Sr.	January 22, 2008
Cor J. Clement, Sr.

EXHIBIT C

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO AND ACCIPITER ANNOUNCE SETTLEMENT

SCOTTSDALE, Ariz. (Jan. [    ], 2008) – Rural/Metro Corporation (NASDAQ: RURL) (“Rural/Metro” or the “Company”) and Accipiter Capital Management, LLC (“Accipiter”) today jointly announced that Rural/Metro and Accipiter (together with its affiliates) have reached an agreement to settle the proposed election contest in connection with Rural/Metro’s upcoming annual meeting of stockholders. Pursuant to the agreement, the size of the Rural/Metro Board of Directors will be temporarily increased from seven to nine members, and Eugene I. Davis, an Accipiter nominee approved by Rural/Metro, will be appointed as a Class III director and Christopher S. Shackelton, a Rural/Metro nominee approved by Accipiter, will be appointed as a Class II director, effective as of the date of Rural/Metro’s annual meeting of stockholders. Mr. Shackelton is a managing partner of Coliseum Capital Management, LLC, a significant shareholder of the Company.

In addition, the Board of Directors will accept Mary Anne Carpenter’s retirement from the Board, which will be effective at the annual meeting of stockholders. As a result, the slate of nominees to be presented by Rural/Metro for election as Class I directors for a three-year term at the annual meeting of stockholders will consist of current Board members Jack E. Brucker and Conrad A. Conrad, as well as Earl P. Holland, an Accipiter nominee approved by Rural/Metro.

The Board of Directors has also obtained the commitment of Cor. J. Clement, Sr. to continue serving as Chairman of the Board of Directors through the end of Rural/Metro’s current fiscal year, at which time he will retire and the size of the Board of Directors will be reduced to eight members. In addition, Louis G. Jekel will not be nominated for re-election upon the conclusion of his current term, which expires at the annual meeting of stockholders following Rural/Metro’s 2008 fiscal year, at which time the size of the Board of Directors will be reduced back to seven members.

Pursuant to the settlement agreement, Rural/Metro will also implement certain corporate governance reforms, including seeking stockholder approval for amendments to the Company’s certificate of incorporation to allow special meetings of stockholders to be called by stockholders holding an aggregate of 35% or more of the outstanding voting power of the Company’s voting stock or, for a defined period of time, three directors and to generally prohibit the Board of Directors from amending the Company’s bylaws without stockholder approval.

As previously announced, the Company will present an equity-based compensation plan for stockholder approval at the upcoming annual meeting. The Company will also announce stock ownership guidelines for non-employee directors to be achieved over a multi-year period, with no less than half the first year’s pro-rated stock ownership total to be purchased in the open market. In addition, as provided in the settlement agreement, the Company will use a peer group of comparable companies as a factor in determining executive compensation and will disclose the companies selected for such peer group in accordance with SEC rules.

A complete version of the settlement agreement will be filed as an exhibit to a current report on Form 8-K to be filed shortly by the Company.

Cor J. Clement, Sr. commented, “Rural/Metro’s board is pleased to have reached this agreement with Accipiter, appreciates Coliseum’s support through this process, and welcomes the new members of the board. We recognize that all parties share a strong desire to enhance the Company’s performance. We are confident that our new directors will be productive members of our Board of Directors and, in that spirit, the Board concluded that this settlement was in the best interest of the Company and its shareholders.”

Gabe Hoffman of Accipiter said, “We invested in Rural/Metro because we believe in the Company’s potential. We are pleased that the Rural/Metro Board has undertaken to implement some very positive corporate governance and other initiatives that benefit all Rural/Metro stockholders. It’s time now to focus on the future. Our independent nominees, Mr. Davis and Mr. Holland, have extensive experience in the healthcare industry as well as in business management and are committed to working with the other Board members and management to improve the Company’s performance and increase value for all stockholders.”

Rural Metro also announced that it has postponed the date of its annual meeting of stockholders in Scottsdale, Arizona until March 27, 2008.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 23 states and approximately 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

About Accipiter

Accipiter Capital Management, LLC is a New York-based investment manager of certain of the Accipiter family of private investment funds. Accipiter, which focuses on the healthcare industry, was founded in 2002 and manages over $700 million in assets.

(RURL/F)

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